Exhibit 99.1

APPROVED BY:
Linda Rubinstein
Vice President & Chief Financial Officer
Solexa, Inc.
510-670-9300

CONTACTS:
North American Media Contact:	Investor Contacts:
EVC Group, Inc.	EVC Group, Inc.
Steve DiMattia	Doug Sherk
646-277-8706	415-896-6818
sdimattia@evcgroup.com	dsherk@evcgroup.com
Jenifer Kirtland
European Media Contact:	415-896-2005
Northbank Communications	jkirtland@evcgroup.com
Sue Charles, CEO
+44 (0)20 7886 8152
s.charles@northbankcommunications.com

For Immediate Release
SOLEXA APPOINTS BLAINE BOWMAN AND ROY WHITFIELD
TO BOARD OF DIRECTORS
HAYWARD, Calif. and Cambridge, U.K. (August 30, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced the appointment of A. Blaine Bowman and Roy A. Whitfield to its Board of Directors. Mr. Bowman was formerly the chairman, president and chief executive officer and is currently a director of Dionex Corporation (Nasdaq: DNEX). Mr. Whitfield was co-founder and former chief executive officer of Incyte Corporation (Nasdaq: INCY). The Company also announced the resignation of Douglas Fambrough from its Board of Directors.
“Blaine and Roy have extensive management experience in the life sciences industry,” said John West, chief executive officer of Solexa. “They have built companies from early-stage development to established, publicly-traded enterprises with significant revenue, cash and customer bases. We are delighted to have both Blaine and Roy as Solexa commercializes its first-generation instrument system.”
Mr. Bowman, 60, retired as president and chief executive officer of Dionex, a leading developer and manufacturer of laboratory and process analytical systems for the environmental, pharmaceutical, life sciences and biotechnology industries, in July 2002 and as chairman of the board in 2005. He joined Dionex in 1977, when it was a one million dollar segment of a separate company and was named president and CEO in 1980. Under his leadership, Dionex reported increased sales and profits every year, generating $259 million in revenue in 2005. Before joining Dionex, Mr. Bowman was a management consultant with McKinsey & Company and a product engineer with Motorola Semiconductor Products Division. Mr. Bowman received his bachelor’s degree in physics from Brigham Young University and an M.B.A. from Stanford University. In addition to Dionex, he also serves on the boards of Cell BioSciences and Molecular Devices Corporation.

Mr. Whitfield, 52, is the former chairman and chief executive officer of Incyte Corporation (formerly Incyte Genomics), a company he co-founded in 1991. Incyte was a pioneer and became a leader in the business of genomics, the large scale application of robotics and information technology in medical research and drug development. From 1993 to 2001, Mr. Whitfield served as its chief executive officer and from 2001 until 2003 as its chairman. In 1997, he was named Ernst & Young’s Northern California Entrepreneur of the Year for life sciences. Mr. Whitfield still serves on the Board of Incyte Corporation. Previously, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instruments company, and its predecessor company, Cooper Biomedical. Earlier, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received his B.S. in Mathematics from Oxford University and his M.B.A. from Stanford University. In addition to serving on the Incyte board, he is a director of BioSeek, DiscoveRx, Nektar Therapeutics and Sciona.
Mr. West added, “I would also like to extend my appreciation to Doug Fambrough, who joined our Board a year ago. His insights and perspective as a partner at Oxford Bioscience Partners and and as a genomics researcher have been extremely helpful to the Company. We wish Doug well in his future endeavors.”
The appointment of Mr. Bowman and Mr. Whitfield brings the total number of directors on the Solexa board to seven.
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development including the commercial introduction of the Company’s novel genetic analysis technology and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended June 30, 2006. Solexa does not undertake any obligation to update forward-looking statements.
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